EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2001 Share Option Plan, the 2001 Employee Share Purchase Plan and the 1995 Share Option Plan of On Track Innovations Ltd. and to the incorporation by reference therein of our report dated March 28, 2003, with respect to the 2002 consolidated financial statements of On Track Innovations Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

September 6, 2005	Luboshitz Kasierer

Tel-Aviv, Israel	An affiliate member of Ernst & Young International